Exhibit 99.1
MARKETAXESS REPORTS 2005 FOURTH QUARTER AND FULL-YEAR RESULTS
U.S. High-Grade Trading Volume as a Percentage of NASD TRACE Rises to 7.6 Percent
NEW YORK, February 8, 2006 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the fourth quarter and full-year ended December 31, 2005.
For the year ended December 31, 2005, total revenue increased 3.6% to $78.6 million from $75.8 million in 2004. Pre-tax income was $11.6 million compared to $17.3 million in 2004 and net income for 2005 was $8.1 million, or $0.23 per diluted share. Net income of $57.6 million in 2004 included an income tax benefit of $40.3 million primarily related to the recognition of net operating loss carryforwards.
Total revenues for the fourth quarter of 2005 declined 4.0% to $18.9 million, compared to $19.7 million in the fourth quarter of 2004. Pre-tax income was $1.6 million compared to $5.1 million in the fourth quarter of 2004. Net income in the fourth quarter of 2005, which included an income tax benefit of $0.5 million, totaled $2.1 million, or $0.06 per share on a diluted basis, compared to $2.5 million, or $0.08 per share on a diluted basis, in the fourth quarter of 2004. The net income tax benefit recorded in the fourth quarter of 2005 resulted from a reduction in the deferred tax asset valuation allowance, which was partially offset by an adjustment to the income tax rate used for recognizing deferred taxes. The impact of these two adjustments was a reduction of the income tax provision for the fourth quarter 2005 of $1.1 million.
For 2005, operating margin was 15% versus 23% in 2004. In the fourth quarter of 2005, operating margin was 9% compared to 26% in the fourth quarter of 2004. Operating margin declines for each period were primarily driven by increased investment in new products and the additional costs of being a public company.
“Despite the challenging corporate bond market conditions, evidenced by the 19% decline in NASD high-grade TRACE volumes year-over-year, the Company strengthened its competitive position through share gains in existing products, growth in active clients and the launch of new products,” commented Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess.
Specifically, McVey pointed out the following highlights from 2005, noting that MarketAxess:
•	Continued to grow its U.S. high-grade volume as a percentage of NASD TRACE to 7.6% in 2005 from 6.4% in 2004.

•	Successfully implemented a new transaction fee model for U.S. corporate bond trading, providing its clients with a more favorable economic model and its shareholders with a more favorable revenue stream.

•	Significantly expanded the MarketAxess network in 2005 with the addition of 118 new active institutional investor clients and three new dealer partners.

•	And, continued to expand its product offering with the launch of the first client to multi-dealer Credit Default Swaps (CDS) trading platform.

Full-Year 2005 Results
For the year ended December 31, 2005, total revenue increased 3.6% to $78.6 million from $75.8 million in 2004. U.S. high-grade corporate bond commissions totaled $45.6 million in 2005, an increase of 0.3% compared to $45.5 million in 2004. European high-grade corporate bond commissions totaled $14.1 million, a decrease of 7.0% compared to $15.1 million in 2004. Other commissions decreased 4.5% to $7.2 million in 2005, compared to $7.6 million in 2004. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 52.7% to $11.6 million in 2005 compared to $7.6 million in 2004 due to higher interest income and an increase in fees from our Corporate BondTickerTM service.
Total expenses for 2005 increased 14.6% to $67.0 million, compared to $58.5 million in 2004. The increase in expenses was primarily driven by increased costs related to the development and launch of our credit default swaps trading platform in September 2005 and increased costs associated with being a public company. Professional and consulting fees increased to $9.4 million, compared to $4.9 million in 2004, largely due to increased audit, tax, legal and technology consulting expenses. Technology and communications expenses increased to $8.5 million, compared to $6.4 million in 2004, driven primarily by increased market data and data communication costs. Employee compensation and benefits increased to $35.4 million, compared to $33.1 million in 2004, primarily driven by an increase in expenses related to employee compensation and benefits programs and an increase in headcount. 2005 expenses benefited from a lack of Warrant program expenses and Moneyline revenue share, which totaled $2.5 million and $1.2 million, respectively, in 2004. The final share allocations under the Warrant program occurred on March 1, 2004 and the Moneyline revenue share program concluded in the first quarter of 2005.
Headcount as of December 31, 2005 was 182 compared to 172 as of December 31, 2004.
Fourth Quarter Results
Total revenues for the fourth quarter of 2005 declined 4.0% to $18.9 million, compared to $19.7 million in the fourth quarter of 2004. U.S. high-grade corporate bond commissions totaled $10.7 million in the fourth quarter of 2005, a decrease of 6.3% compared to $11.4 million in the fourth quarter of 2004. European high-grade corporate bond commissions totaled $3.2 million in the fourth quarter of 2005, a decrease of 4.1% compared to $3.3 million in the fourth quarter of 2004. Other commissions decreased 9.2% in the fourth quarter of 2005 to $1.8 million, compared to $2.0 million in the fourth quarter of 2004. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 9.0% to $3.1 million in the fourth quarter of 2005 compared to $2.9 million in the fourth quarter of 2004 due to higher interest income and an increase in fees from our Corporate BondTickerTM service.
Total expenses for the fourth quarter of 2005 increased 18.6% to $17.3 million, compared to $14.5 million in the fourth quarter of 2004. General and administrative expenses increased to $2.2 million compared to $0.5 million in the fourth quarter of 2004, primarily as a result of increased occupancy expenses, the classification of Board of Director costs to general and administrative expenses in the quarter and the reversal of a VAT tax reserve in the fourth quarter of 2004. Technology and communications expenses increased to $2.2 million compared to $1.8 million in the fourth quarter of 2004, primarily as a result of increased market data and data communication costs. Fourth quarter 2005 expenses benefited from a lack of Moneyline revenue share expense which totaled $0.2 million in the fourth quarter of 2004.
Trading Volume
Total trading volume for 2005 increased 0.4% to $299.2 billion compared to $298.1 billion in 2004. U.S. high-grade trading volume totaled $177.7 billion in 2005, a 3.2% decrease versus 2004 volume of $183.5 billion. U.S. high-grade volume as a percentage of NASD TRACE increased to 7.6% in

2005 from 6.4% in 2004. Total U.S. high-grade trading volume for 2005 includes single-dealer inquiries of $7.5 billion. European high-grade trading volume in 2005 decreased 4.1% to $73.4 billion, compared to $76.5 billion in 2004. Other trading volume, which includes emerging markets, credit default swaps, high yield, agencies and new issue volumes, increased 26.6% to $48.2 billion in 2005, from $38.1 billion in 2004.
For the fourth quarter ended December 31, 2005, total trading volume declined 12.6% to $69.3 billion compared to $79.3 billion in the fourth quarter of 2004. U.S. high-grade trading volume totaled $39.2 billion in the fourth quarter of 2005, a 20.7% decrease compared to 2004 fourth quarter volume of $49.4 billion. Total U.S. high-grade trading volume for the fourth quarter of 2005 includes single-dealer inquiries of $3.3 billion. European high-grade trading volumes in the fourth quarter of 2005 increased 2.0% to $17.3 billion, compared to $16.9 billion in the fourth quarter of 2004. Other trading volumes decreased 0.6% to $12.9 billion, compared to $12.9 billion in the fourth quarter of 2004.
Balance Sheet Data
As of December 31, 2005, total assets were $190.5 million and included $118.1 million in cash, cash equivalents and securities and a deferred tax asset of $39.8 million. Total stockholders’ equity as of December 31, 2005 was $170.9 million and book value per common share was $4.80 based on 35.6 million diluted shares outstanding.
Guidance for 2006
In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (SFAS 123R), the Company is required to estimate the cost of stock-based compensation using a fair value method and record the expense in the Company’s consolidated financial statements beginning with the first quarter of 2006. The company will use the modified prospective method. Excluding the stock-based compensation impact of SFAS 123R, the Company expects total expenses for 2006 to increase 8% to 12% over 2005 reported expense levels. Including the stock-based compensation impact of SFAS 123R, the Company expects total expenses for 2006 to increase 10% to 15% over an adjusted 2005 expense level of $69.5 million, which represents full-year 2005 expenses plus the stock-based compensation impact of SFAS 123R if it had been adopted in 2005.
The Company expects its full-year 2006 capital spending, which includes hardware and software, to be in the range of $5.0 million to $7.0 million.
The Company expects its diluted shares outstanding for the first quarter of 2006 to be in the range of 36.4 million to 36.6 million shares under the treasury stock method, including shares of non-voting common stock and shares issuable upon the exercise of options and warrants.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ Chairman and CEO, and James N.B. Rucker, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-798-2801 (U.S.) or 617-614-6205 (international). The passcode for all callers is 93370900. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for two weeks after the announcement. The passcode for replay callers is 70259429. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.

About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 600 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies & Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
MarketAxess
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Judith Flynn
Edelman
+1-212-819-4806

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
	($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$10,715	$11,441	$45,615	$45,465
European high-grade	3,209	3,347	14,078	15,142
Other	1,826	2,010	7,225	7,565

Total Commissions	15,751	16,798	66,918	68,172
Information and user access fees	1,231	961	4,435	2,713
License fees	685	1,251	2,988	3,143
Interest Income	955	441	3,160	882
Other	261	222	1,059	887

Total revenues	18,883	19,673	78,560	75,797

Expenses
Employee compensation and benefits	8,498	8,277	35,445	33,146
Depreciation and amortization	1,269	997	4,536	3,468
Technology and communications	2,207	1,767	8,514	6,402
Professional and consulting fees	2,302	2,131	9,355	4,908
Warrant-related expense	—	—	—	2,524
Marketing and advertising	797	637	2,581	2,530
Moneyline revenue share	—	201	(50)	1,240
General and administrative	2,177	534	6,618	4,263

Total expenses	17,250	14,544	66,999	58,481

Income before taxes	1,632	5,129	11,561	17,316
Provision (benefit) for income taxes	(458)	2,594	3,419	(40,271)

Net income	$2,090	$2,535	$8,142	$57,587

Per Share Data:
Earnings per share:
Basic	$0.07	$0.08	$0.29	$6.76
Diluted	$0.06	$0.08	$0.23	$1.88

Weighted-average common shares:
Basic	29,154	18,478	28,157	7,098
Diluted	35,633	32,791	35,512	30,639

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	December 31, 2005	December 31, 2004
	($ in thousands)
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$58,189	$103,449
Securities available for sale	59,956	—
Deferred income taxes	39,804	40,351
All other assets	32,512	31,846

Total assets	$190,461	$175,646

Liabilities and Stockholders’ Equity

Total liabilities	$19,597	$20,428
Total stockholders’ equity	170,864	155,218

Total liabilities and stockholders’ equity	$190,461	$175,646

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade — multi dealer	$35,882	$49,445	$170,139	$183,511
U.S. high-grade — single dealer [1]	3,308	—	7,543	—
European high-grade	17,256	16,909	73,358	76,497
Other [2]	12,859	12,937	48,169	38,053

Total	$69,305	$79,292	$299,209	$298,062

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade	$642	$798	$711	$734
European high-grade	274	273	290	306
Other	211	209	193	152

Total	$1,127	$1,280	$1,194	$1,192

Number of U.S. Trading Days [3]	61	62	250	250
Number of U.K. Trading Days [4]	63	62	253	250

[1]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[2]	Effective September 2005, the Company began reporting credit default swaps trading volume in other.

[3]	The number of U.S. trading days is based on the Bond Market Association’s Holiday Recommendation Calendar.

[4]	The number of U.K. trading days is based on the U.K. Bank Holiday Schedule.